Exhibit 3.13

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF FORMATION

OF

CALPINE NATURAL GAS GP, LLC

Pursuant to the provisions of Section 18-202 of the Delaware Limited Liability Company Act, the undersigned limited liability company does hereby certify that:

1.        The name of the limited liability company (hereinafter called the “Company”) is Calpine Natural Gas GP, LLC.

2.        The certificate of formation of the Company is hereby amended in the first paragraph to read in its entirety as follows:

“FIRST:        The name of the limited liability company is Rosetta Resources Operating GP, LLC.”

3.        This Certificate of Amendment is to be effective upon filing with the Delaware Secretary of State.

Dated: August 18, 2005

CALPINE NATURAL GAS GP, LLC

By:	/s/ B.A. Berilgen

Name: B.A. Berilgen
Title: President